Exhibit 99.1

American Midstream Reports
Fourth Quarter and Full Year 2013 Financial Results

DENVER, CO – March 10, 2014 - American Midstream Partners, LP (NYSE: AMID) ("the Partnership") today reported financial results for the three months and year ended December 31, 2013. The Partnership reported gross margin (a non-GAAP measure) for the fourth quarter of 2013 of $23.6 million, an increase of $11.7 million or 98.3 percent, compared to $11.9 million in the same period in 2012. For the year ended December 31, 2013, the Partnership reported gross margin of $76.6 million, an increase of $27.9 million or 57.3 percent, compared to $48.7 million in the same period in the prior year. The increase in gross margin for the three months and year ended December 31, 2013 was primarily due to higher gross margin in the Partnership's Transmission segment as a result of the April 2013 acquisition of the High Point system in addition to the December 2013 acquisition of Blackwater Midstream Holdings, LLC, a developer and operator of terminal storage facilities ("Blackwater"). High Point and Blackwater were acquired from affiliates of ArcLight Capital Partners, LLC ("ArcLight"), which controls the Partnership's general partner. Accordingly, the acquisitions are accounted for as transactions under common control pursuant to applicable accounting standards, which requires that the Partnership's financial statements be recast to include both acquisitions as of April 15, 2013. The increase in gross margin was also partially attributable to higher gross margin in the Gathering and Processing segment due to improved condensate production. The higher gross margin was partially offset by lower margins associated with the Partnership's percent-of-proceeds and elective processing agreements in the Gathering and Processing segment.

Adjusted EBITDA (a non-GAAP measure) for the three months and year ended December 31, 2013 was $10.5 million and $31.9 million, respectively, compared to $2.9 million and $18.8 million for the same periods in 2012, increases of 262.1 percent and 69.7 percent, respectively. The year-over-year increase in adjusted EBITDA was primarily attributable to the High Point and Blackwater acquisitions described above, partially offset by increases in direct operating expenses and selling, general and administrative expenses associated with the Chatom, High Point and Blackwater acquisitions in 2012 and 2013.

Distributable cash flow ("DCF") (a non-GAAP measure) for the three months and year ended December 31, 2013 was $6.3 million and $16.2 million, respectively, after cash distributions related to the Series A convertible preferred units that were issued in April 2013 to High Point Infrastructure Partners, LLC, an affiliate of ArcLight. DCF for the three months ended December 31, 2013 represents a distribution coverage ratio of 1.17. The fourth quarter 2013 distribution of $5.4 million, or $0.4525 per common unit, was paid on February 14, 2014 to unitholders of record as of February 7, 2014.

Reconciliations of the non-GAAP measures gross margin, Adjusted EBITDA, and DCF to Net income (loss) attributable to the Partnership, the most directly comparable GAAP measure, are provided in the tables in this press release.

Net loss attributable to the Partnership for the three months and year ended December 31, 2013 was $5.6 million and $34.0 million, respectively, compared to net loss of $6.3 million and $6.5 million for the same periods in 2012. Net loss attributable to the Partnership for the three months ended December 31, 2013, includes a $0.6 million non-cash loss on impairment of assets held for sale in the Terminals segment and a $3.0 million non-cash loss on impairment of certain gathering and processing assets.  During the first quarter of 2014, the board of directors of our general partner gave approval to the management team to pursue the sale of the gathering and processing assets. As a result, the assets were written down by $3.0 million in the fourth quarter of 2013. The increase in the net loss for the year ended December 31, 2013 was primarily a result of non-cash asset impairment charges of $17.0 million on certain non-strategic gathering and processing assets in the second quarter and the fourth quarter impairment charges discussed above.

BUSINESS HIGHLIGHTS

Blackwater Acquisition

On December 17, 2013, the Partnership completed the acquisition of Blackwater for approximately $60 million. Blackwater operates 1.3 million barrels of storage capacity across four terminal sites located in Westwego, Louisiana; Brunswick, Georgia; Harvey, Louisiana; and Salisbury, Maryland. These terminal sites provide storage services to support various commercial customers, including commodity brokers, refiners, and chemical manufacturers, to store a range of products, including crude oil, bunker fuel, distillates, chemicals and agricultural products.

In conjunction with the acquisition, the Partnership issued 2,568,712 common units representing limited partner interests in the Partnership in a public offering at a price to the public of $22.47 per common unit for net proceeds of $54.9 million.

PVA Acquisition

On January 31, 2014, the Partnership acquired, from Penn Virginia Corporation ("PVA"), a natural gas gathering system and associated facilities located in the Eagle Ford shale in Gonzales and Lavaca Counties, Texas (the "Lavaca System")for approximately $100 million.  In conjunction with the PVA acquisition, the Partnership issued 3,400,000 common units representing limited partner interests in a public offering at a price to the public of $26.75 per common unit for net proceeds of $87.3 million. In addition, the Partnership issued the Partnership's general partner 1,168,225 Series B PIK Units representing series B limited partnership interests in the Partnership. Net proceeds from the public offering and Series B PIK Units were $117.3 million.

EXECUTIVE COMMENTARY

"2013 was a transformational year for American Midstream and we finished the year with strong fourth quarter and full-year financial results,” stated Steve Bergstrom, Executive Chairman, President and Chief Executive Officer.  "Our EBITDA and DCF for the fourth quarter and full year are record results for American Midstream and are directly related to steps we took to strengthen the Partnership for long-term growth.  During 2013, ArcLight completed a strategic investment in our general partner, we added scale and incremental cash flow to the Partnership with the High Point and Blackwater acquisitions, increased distributable cash flow available to common unitholders through the equity restructuring, and increased distributions per unit by nearly 5 percent while also significantly improving distribution coverage.   We also strengthened our management team, implemented meaningful improvements to our existing operations, and improved our leverage ratio.

“We recently completed two equity offerings to finance the December acquisition of Blackwater and the January acquisition of Eagle Ford midstream assets from Penn Virginia. These acquisitions diversify our cash flow, provide significant growth opportunities, and increase our fee-based gross margin.  Importantly, in conjunction with the acquisitions we announced our intent to recommend to our Board that we increase our quarterly distributions for both the first quarter and the third quarter 2014.

“As we look ahead, we are focused on making 2014 a productive year for the Partnership with the goal of significantly increasing the size and scale of American Midstream, diversifying geographically into some of the rapidly growing basins in the US, and delivering long-term sustainable distribution growth to our unitholders.”

SEGMENT PERFORMANCE

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation, gathering, treating, processing, fractionation, and selling or delivering natural gas and natural gas liquids ("NGLs") to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $8.0 million and $36.5 million for the three months and year ended December 31, 2013, respectively, compared to $8.1 million and $35.4 million for the same periods in 2012. The increase in segment gross margin for the year ended December 31, 2013 was primarily due to higher average condensate production as a result of the Chatom system partially offset by lower volumes on one of the offshore pipeline systems, and lower realized gains on commodity derivatives as a result of lower-priced hedges in 2013 compared to 2012.

Natural gas throughput volumes averaged 298.2 million cubic feet per day ("MMcf/d") and 277.2 MMcf/d for the three months and year ended December 31, 2013, respectively, compared to 209.7 MMcf/d and 291.2 MMcf/d for the same periods in 2012. Processed NGLs averaged 49.6 thousand gallons per day ("Mgal/d") and 52.0 Mgal/d for the three months and year ended December 31, 2013, respectively, compared to 38.5 Mgal/d and 49.9 Mgal/d for the same periods in 2012. The full-year decrease in throughput was primarily due to lower volumes on an offshore pipeline system. Processed NGLs increased primarily as a result of higher production on the Chatom system.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects to pipeline or end-use markets. Segment gross margin for the Transmission segment was $13.0 million and $32.4 million for the three months and year ended December 31, 2013, respectively, compared to $3.8 million and $13.3 million for the same periods in 2012. The increase in segment gross margin was primarily due to the acquisition of the High Point system.

Total natural gas throughput volumes averaged 743.8 MMcf/d and 644.7 MMcf/d for the three months and year ended December 31, 2013, respectively, compared to 365.2 MMcf/d and 398.5 MMcf/d for the same periods in 2012. The full year increase in throughput volume was primarily due to the additional volumes contributed by the High Point system.

Terminals - The Terminals segment provides above-ground storage services at the Partnership's marine terminals that support various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products, including crude oil, bunker fuel, distillates, chemicals and agricultural products. Segment gross margin for the Terminals segment was $2.7 million and $7.8 million for the three months ended December 31, 2013 and the period from April 15, 2013 through December 31, 2013, respectively.

DERIVATIVES

The Partnership enters into derivative agreements to hedge exposure to commodity prices associated with natural gas, NGLs, and crude oil. As of December 31, 2013, approximately 12 percent of the Partnership's exposure to NGL prices and approximately 14 percent of the Partnership's exposure to oil prices are hedged through the end of 2014. Details regarding the Partnership's hedge program are found in its annual report.

BALANCE SHEET

As of December 31, 2013, the Partnership had $0.4 million of cash on hand, and $135.5 million outstanding under its senior secured revolving credit facility with $64.5 million of available borrowing capacity.

CAPITAL EXPENDITURES

For the three months and year ended December 31, 2013, capital expenditures totaled $4.8 million and $27.6 million, respectively, primarily related to growth capital of $4.1 million and $20.5 million, and maintenance capital expenditures of $0.6 million and $6.1 million, respectively.

2014 ADJUSTED EBITDA, DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

The Partnership's forecast for 2014 adjusted EBITDA and DCF remains in a range of $41 million to $44 million and $21 million to $24 million, respectively, based on its current forecast of operational volumes and prices for crude oil, natural gas, natural gas liquids, and derivative instruments currently outstanding. Growth capital expenditures in 2014, which exclude maintenance capital, are forecasted to be in a range of $55 million to $60 million, of which approximately $30 million is associated with the Lavaca System.

CONFERENCE CALL

The Partnership will host a conference call and webcast to discuss its fourth quarter and year end 2013 financial results on Tuesday, March 11, 2014, at 10:00 a.m. Eastern Time. The call may be accessed live at the investor relations section of the Partnership's website at www.AmericanMidstream.com. The call may also be accessed by dialing 877-703-6103 for domestic users or 857-244-7302 for international users. The passcode for both phone numbers is 29920208.

A replay of the audio webcast will be available shortly after the call on the Partnership's website. A telephonic replay will be available through April 10, 2014, by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 19348728.

Non-GAAP Financial Measures

This press release and the accompanying tables, include financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners, LP.

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Texas, Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed on April 16, 2013, and in subsequent filings with the Securities and Exchange Commission. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Consolidated Balance Sheets
(Audited, in thousands)

	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$393	$576
Accounts receivable	6,822	1,958
Unbilled revenue	22,005	21,512
Risk management assets	473	969
Other current assets	7,497	3,226
Current assets held for sale	1,268	—
Total current assets	38,458	28,241
Property, plant and equipment, net	312,510	223,819
Goodwill	16,447	—
Intangible assets, net	3,682	—
Other assets, net	9,064	4,636
Noncurrent assets held for sale, net	1,914	—
Total assets	$382,075	$256,696
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$3,261	$5,527
Accrued gas purchases	16,394	17,034
Accrued expenses and other current liabilities	15,058	9,619
Current portion of long-term debt	2,048	—
Risk management liabilities	423	—
Current liabilities held for sale	1,106	—
Total current liabilities	38,290	32,180
Risk management liabilities	101	—
Asset retirement obligation	34,636	8,319
Other liabilities	191	309
Long-term debt	130,735	128,285
Deferred tax liability	4,749	—
Noncurrent liabilities held for sale, net	95	—
Total liabilities	208,797	169,093
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (5,279 thousand units issued and outstanding as of December 31, 2013)	94,811	—
Equity and partners’ capital
General partner interest (185 thousand units issued and outstanding as of December 31, 2013, and December 31, 2012)	2,696	548
Limited partner interest (7,414 and 9,165 thousand units issued and outstanding as of December 31, 2013, and December 31, 2012, respectively)	71,039	79,266
Accumulated other comprehensive income	104	351
Total partners’ capital	73,839	80,165
Noncontrolling interest	4,628	7,438
Total equity and partners' capital	78,467	87,603
Total liabilities, equity and partners' capital	$382,075	$256,696

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Operations
(Audited, in thousands, except for per unit amounts)

	Year Ended December 31,
	2013	2012	2011
Revenue	$292,626	$194,843	$233,169
Realized loss on early termination of commodity derivatives	—	—	(2,998)
Gain (loss) on commodity derivatives	28	3,400	(2,452)
Total revenue	292,654	198,243	227,719
Operating expenses:
Purchases of natural gas, NGLs and condensate	214,149	145,172	187,398
Direct operating expenses	29,553	16,798	11,419
Selling, general and administrative expenses	21,402	14,309	11,082
Advisory services agreement termination fee	—	—	2,500
Equity compensation expense	2,094	1,783	3,357
Depreciation, amortization and accretion expense	29,999	21,284	20,449
Total operating expense	297,197	199,346	236,205
Gain on acquisition of assets	—	—	565
Gain (loss) on involuntary conversion of property, plant and equipment	343	(1,021)	—
Gain on sale of assets, net	—	123	399
Loss on impairment of property, plant and equipment	(18,155)	—	—
Operating loss	(22,355)	(2,001)	(7,522)
Other expense:
Interest expense	(9,291)	(4,570)	(4,508)
Net loss before income tax benefit	(31,646)	(6,571)	(12,030)
Income tax benefit	495	—	—
Net loss from continuing operations	(31,151)	(6,571)	(12,030)
Discontinued operations
(Loss) income from operations of disposal groups, net of tax	(2,255)	319	332
Net loss	(33,406)	(6,252)	(11,698)
Net income attributable to noncontrolling interests	633	256	—
Net loss attributable to the Partnership	$(34,039)	$(6,508)	$(11,698)

General partner's interest in net loss	$(1,405)	$(129)	$(233)
Limited partners’ interest in net loss	$(32,634)	$(6,379)	$(11,465)

Limited partners' net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(6.76)	$(0.73)	$(1.68)
(Loss) income from operations of disposal groups	(0.24)	0.03	0.04
Net loss	$(7.00)	$(0.70)	$(1.64)
Weighted average number of common units outstanding:
Basic and diluted	7,981	9,113	6,997

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Cash Flows
(Audited, in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net loss	$(33,406)	$(6,252)	$(11,698)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	29,999	21,414	20,705
Amortization of deferred financing costs	1,334	716	1,262
Amortization of weather derivative premium	662	—	—
Unrealized loss (gain) on derivative contracts	1,505	(992)	849
Unit based compensation	2,094	1,783	1,607
OPEB plan net periodic cost (benefit)	(73)	(88)	(82)
Gain on acquisition of assets	—	—	(565)
(Gain) loss on involuntary conversion of property, plant and equipment	(343)	1,021	—
Loss (gain) on sale of assets	75	(128)	(399)
Loss on impairment of property, plant and equipment	18,155	—	—
Loss on impairment of noncurrent assets held for sale	2,400	—	—
Deferred tax benefit	(847)	—	—
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	(790)	(740)	(562)
Unbilled revenue	(226)	2,768	2,449
Risk management assets and liabilities	(1,147)	(156)	(670)
Other current assets	(1,614)	984	(1,800)
Other assets, net	(823)	(57)	(54)
Accounts payable	(845)	1,197	(218)
Accrued gas purchases	462	(1,711)	(3,991)
Accrued expenses and other current liabilities	769	(943)	4,410
Other liabilities	(118)	(468)	(811)
Net cash provided by operating activities	17,223	18,348	10,432
Cash flows from investing activities
Cost of acquisitions, net of cash acquired	—	(51,377)	(35,500)
Additions to property, plant and equipment	(27,196)	(11,705)	(6,369)
Proceeds from disposal of property, plant and equipment	500	128	125
Insurance proceeds from involuntary conversion of property, plant and equipment	482	527	—
Restricted cash	(2,000)	—	—
Net cash used in investing activities	(28,214)	(62,427)	(41,744)
Cash flows from financing activities
Proceeds from issuance of common units to public, net of offering costs	54,853	—	69,085
Unit holder contributions	13,075	13	—
Unit holder distributions	(16,120)	(16,070)	(43,546)
Issuance of Series A Convertible Preferred Units	14,393	—	—
Unitholder distributions for Blackwater Acquisition	(27,650)	—	—
Acquisition of noncontrolling interest	(752)	—	—
Net distributions to noncontrolling interest owners	(661)	(225)	—

LTIP tax netting unit repurchase	(630)	(385)	(215)
Deferred debt issuance costs	(2,113)	(1,564)	(2,489)
Payments on other debt	(2,640)	—	(615)
Borrowings on other debt	3,795	—	—
Payments on loan to affiliate	(20,000)	—	—
Payments on bank loans	(34,730)	—	—
Borrowings on bank loans	27,546	—	—
Payments on long-term debt	(131,571)	(59,230)	(120,670)
Borrowings on long-term debt	134,021	121,245	130,570
Net cash provided by financing activities	10,816	43,784	32,120
Net increase (decrease) in cash and cash equivalents	(175)	(295)	808
Cash and cash equivalents
Beginning of period	576	871	63
End of period	$401	$576	$871
Supplemental cash flow information
Interest payments, net	$6,416	$3,185	$3,349
Supplemental non-cash information
(Decrease) increase in accrued property, plant and equipment	$(5,181)	$6,968	$75
Receivable for reimbursable construction in progress projects	—	141	872
Net assets contributed in the Blackwater Acquisition	22,121	—	—
Net assets contributed in exchange for the issuance of Series A convertible preferred units	59,995	—	—
Fair value of Series A Units in excess of net assets received	15,612	—	—
Accrued and in-kind unitholder distribution for Series A Units	4,811	—	—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net (loss) income attributable to the Partnership to Adjusted EBITDA to Distributable Cash Flow
(Unaudited, in thousands)

	For the Year Ended December 31,
	2013	2012	2011
Reconciliation of Adjusted EBITDA to Net loss attributable to the Partnership
Net loss attributable to the Partnership	$(34,039)	$(6,508)	$(11,698)
Add:
Depreciation, amortization and accretion expense	29,999	21,284	20,449
Interest expense	7,850	4,570	4,508
Debt issuance costs	2,113	1,564	—
Realized loss on early termination of commodity derivatives	—	—	2,998
Realized loss on commodity put purchase costs	—	—	308
Unrealized (gain) loss on derivatives, net	1,495	(992)	541
Non-cash equity compensation expense	2,094	1,783	1,607
Advisory services agreement termination fee	—	—	2,500
Special distribution to holders of LTIP phantom units	—	—	1,624
Transaction expenses	3,987	—	282
Impairment on property, plant and equipment	18,155	—	—
Loss on impairment of noncurrent assets held for sale	2,400	—	—
Deduct:
Income tax benefit	847	—	—
COMA income	843	3,373	879
Straight-line amortization of put costs (a)	119	291	409
OPEB plan net periodic benefit (cost)	73	88	82
Gain (loss) on acquisition of assets	—	—	565
Gain (loss) on involuntary conversion of property, plant and equipment	343	(1,021)	—
Gain (loss) on sale of assets, net	(75)	123	399
Adjusted EBITDA	$31,904	$18,847	$20,785
Deduct:
Cash interest expense (b)	$7,295	$3,854	$3,246
Normalized maintenance capital	4,685	3,828	3,083
Normalized integrity management (c)	—	1,007	1,500
Series A Convertible Preferred payment	3,696	—	—
Distributable Cash Flow	$16,228	$10,158	$12,956

(a)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

(b)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(c)
Amounts noted represent average estimated integrity management costs over the seven-year mandatory testing cycle, net of integrity management costs that are expensed in direct operating expenses.  Following a recent re-evaluation of the integrity management program, management determined that integrity management expenses will continue to be expensed as incurred in direct operating expenses consistent with past practice.  However, beginning with the third quarter of 2013, integrity management expenses are no longer normalized in the calculation of distributable cash flow.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net (loss) income attributable to the Partnership
(Unaudited, in thousands)

	For the Year ending December 31,
	2013	2012	2011
Reconciliation of Gross Margin to Net loss attributable to the Partnership
Gathering and processing segment gross margin	$36,464	$35,393	$30,123
Transmission segment gross margin	32,408	13,313	13,737
Terminals segment gross margin (a)	7,751	—	—
Total gross margin	76,623	48,706	43,860
Plus:
Gain (loss) on commodity derivatives	28	3,400	(5,450)
Less:
Direct operating expenses (b)	27,473	16,798	11,419
Selling, general and administrative expenses	21,402	14,309	11,082
Advisory services agreement termination fee	—	—	2,500
Transaction expenses	—	—	—
Equity compensation expense	2,094	1,783	3,357
Depreciation, amortization and accretion expense	29,999	21,284	20,449
Gain on acquisition of assets	—	—	(565)
(Gain) loss on involuntary conversion of property, plant and equipment	(343)	1,021	—
Gain on sale of assets	—	(123)	(399)
Loss on impairment of property, plant and equipment	18,155	—	—
Interest expense	9,291	4,570	4,508
Other, net (c)	226	(965)	(1,911)
Income tax benefit	(495)	—	—
Income (loss) from operations of disposal groups, net of tax	2,255	(319)	(332)
Net income attributable to noncontrolling interest	633	256	—
Net loss attributable to the Partnership	$(34,039)	$(6,508)	$(11,698)

(a)	Terminals segment amounts are for the period from April 15, 2013 to December 31, 2013.

(b)
Direct operating expenses includes Gathering and Processing segment direct operating expenses of $14.2 million and Transmission segment direct operating expenses of $13.3 million for the year ended December 31, 2013. Direct operating expenses related to our Terminals segment of $2.1 million are included within the calculation of Terminals segment gross margin.

(c)
Other, net includes realized gain (loss) on commodity derivatives of $1.1 million, $2.4 million and $(1.9) million and COMA income of $0.8 million, $3.4 million and zero for the years ended December 31, 2013, 2012 and 2011, respectively.

American Midstream Partners, LP and Subsidiaries
Segment Operating Data
(Audited, in thousands, except for operating and pricing data)

	For the Year Ended December 31,
	2013	2012	2011
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$192,446	$145,714	$160,953
Realized gain (loss) on early termination of commodity derivatives	—	—	(2,998)
Gain (loss) on commodity derivatives, net	28	3,400	(2,452)
Total revenue	192,474	149,114	155,503
Purchases of natural gas, NGLs and condensate	156,334	108,656	134,369
Direct operating expenses	14,214	11,767	6,199
Other financial data:
Segment gross margin	$36,464	$35,393	$30,123
Operating data:
Average throughput (MMcf/d)	277.2	291.2	250.9
Average plant inlet volume (MMcf/d) (a)	117.3	116.1	36.7
Average gross NGL production (Mgal/d) (a)	52.0	49.9	54.5
Average gross condensate production (Mgal/d) (a)	46.2	22.6	6.8
Average realized prices:
Natural gas ($/MMcf)	$4.03	$2.98	$4.09
NGLs ($/gal)	$0.90	$1.08	$1.32
Condensate ($/gal)	$2.29	$2.30	$2.41
Transmission segment
Financial data:
Total revenue	$90,377	$52,529	$66,766
Purchases of natural gas, NGLs and condensate	57,815	36,516	53,029
Direct operating expenses	13,259	5,031	5,220
Other financial data:
Segment gross margin	$32,408	$13,313	$13,737
Operating data:
Average throughput (MMcf/d)	644.7	398.5	381.1
Average firm transportation - capacity reservation (MMcf/d)	640.7	703.6	702.2
Average interruptible transportation - throughput (MMcf/d)	389.2	86.6	69.0
Terminals segment (b)
Financial data:
Total revenue	$9,831	$—	$—
Direct operating expenses	2,080	—	—
Other financial data:
Segment gross margin	$7,751	$—	$—
Operating data:
Storage utilization	96%	—	—
(a)     Excludes volumes and gross production under our elective processing arrangements.
(b)     Terminals segment amounts are for the period from April 15, 2013 to December 31, 2013.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or nonrecurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs, and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units. The GAAP measure most comparable to distributable cash flow is net income.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations, realized gain (loss) on commodity derivatives less COMA less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less COMA, less the cost of natural gas purchased in connection with fixed-margin arrangements.
We define segment gross margin in our Terminals segment as revenue, less direct operating expenses.
We define gross margin as the sum of our segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most comparable to gross margin is net income.